Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 23, 2019, with respect to the consolidated financial statements of LD Topco, Inc. and subsidiaries and to the use of our report dated September 13, 2019, with respect to the condensed consolidated financial statements of LD Topco, Inc. and Subsidiaries, in the Registration Statement (Form S-1) and related Prospectus of KLDiscovery Inc. for the registration of 29,350,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

February 3, 2020